UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number   333-170401
                                                              ---------------

                    Merrill Lynch Mortgage, Investors, Inc.
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            (Exact name of registrant as specified in its charter)

World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

See Exhibit A Attached hereto
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           (Title of each class of securities covered by this Form)

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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]       Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]       Rule 12h-3(b)(2)(ii)  [ ]
                                            Rule 15d-6            [x]

     Approximate number of holders of record as of the certification or notice date: See Exhibit B Attached Hereto.
     -------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Merrill Lynch Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 27, 1998             By: /s/ Michael M. McGovern, Secretary
     -------------------------          -----------------------------------
                                        Michael M. McGovern, Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.





SEC 2069 (2-90)

                                   Exhibit A
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Title of each class of securities covered by this form:

               Series                  Class
               ------                  -----
           Series 1997-C1             Class A1
           Series 1997-C1             Class A2
           Series 1997-C1             Class A3
           Series 1997-C1             Class B
           Series 1997-C1             Class C
           Series 1997-C1             Class D
           Series 1997-C1             Class E
           Series 1997-C1             Class IO

                                   Exhibit B

Approximate number of holders of record as of the certification or notice date for each class of securities covered by this Form:

                                                            Number of
               Series            Class         Cusip No.     Holders
           ---------------      --------       ---------    ---------
           Series 1997-C1       Class A1    589929MU9       20
           Series 1997-C1       Class A2    589929MV7       12
           Series 1997-C1       Class A3    589929MW5       42
           Series 1997-C1       Class B     589929MX3        4
           Series 1997-C1       Class C     589929MY1        4
           Series 1997-C1       Class D     589929MZ8        9
           Series 1997-C1       Class E     589929NA2        9
           Series 1997-C1       ClassIO     589929NB0        8